As filed with the Securities and Exchange Commission on April 2, 2010

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRH public limited company

(Exact name of registrant as specified in its charter)

Republic of Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Belgard Castle, Clondalkin

Dublin 22, Ireland

(Address of Principal Executive Offices)

Oldcastle Materials, Inc. Retirement Savings Plan

Oldcastle Precast, Inc. Profit Sharing Retirement Plan and Trust

(Full title of the plan)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Michael G. O’Driscoll Vice President and Chief Financial Officer Oldcastle, Inc. 375 Northridge Road, Suite 350 Atlanta, Georgia 30350 (770) 804-3363	Richard Cicchillo, Esq. Kilpatrick Stockton LLP 1100 Peachtree Street, NE, Suite 2800 Atlanta, Georgia 30309 (404) 815-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee
CRH Ordinary Shares of €0.32 each(1)(2)(3)	10,000,000 (4)(5)	$24.96(5)	$249,600,000(6)	$17,797

(1)	One Income Share of €0.02 is tied to each Ordinary Share and may only be transferred or otherwise dealt with in conjunction with such Ordinary Share.
(2)	The Ordinary Shares being registered hereby may be represented by American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts issuable on deposit of the Ordinary Shares. The ADSs have been registered on a separate Registration Statement on Form F-6 (SEC File No. 333-138499), which was filed with the Securities and Exchange Commission on November 8, 2006. Each ADS represents one Ordinary Share of the registrant.
(3)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4)	Represents 7,500,000 Ordinary Shares registered under the Oldcastle Materials, Inc. Retirement Savings Plan and 2,500,000 Ordinary Shares registered under the Oldcastle Precast, Inc. Profit Sharing Retirement Plan and Trust.
(5)	Pursuant to Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends, reclassifications of stock, corporate transactions or similar transactions.
(6)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share has been calculated pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per security represents the average of the high and low ADS prices on the New York Stock Exchange on March 31, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participating employee as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by CRH public limited company (the “Registrant”) and the Oldcastle Materials, Inc. Retirement Savings Plan and Oldcastle Precast, Inc. Profit Sharing Retirement Plan and Trust (the “Plans”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (File No. 1-32846), filed on April 1, 2010;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2009;

(c)	the description of the Registrant’s Ordinary Shares and American Depositary Shares relating to such Ordinary Shares, under the heading “Description of Securities to be Registered” in Item 14 of the Registrant’s Registration Statement on Form 20-F/A (No. 0-17630), filed with the Commission on June 14, 1989, and the description of taxation under the heading “Taxation” in Item 10 of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the Commission on April 1, 2010; and

(d)	all documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold, or that deregisters all the securities then remaining unsold, from the date of filing of those documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 154 of the Registrant’s Articles of Association provides:

Subject to the provisions of and so far as may be admitted by the Acts, every Director, Managing Director, Chief Executive, Auditor, Secretary or other Officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

The Directors shall have power to purchase and maintain for or for the benefit of any persons who are or were at any time Directors or Officers of the Company, or who are or were at any time trustees of any pension fund in which employees of the Company are interested, insurance against any liability incurred by such persons in respect of any act or omission when in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any pension fund of the Company and shall be entitled to vote (and be counted in the quorum) in respect of any resolution concerning the purchase of such insurance.

The relevant provision of the Irish Companies Act, 1963, as amended is Section 200, which provides:

200. Subject as hereinafter provided, any provision whether contained in the articles of a company or in any contract with a company or otherwise for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void, so, however, that

(a) nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

(b) notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted, or in connection with any application under section 391 in which relief is granted to him by the court.

The directors and officers of the Registrant are insured against certain liabilities, including certain liabilities under U.S. securities laws, that they may incur in their capacity as such under a liability insurance policy carried by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits included as part of this Registration Statement are as follows:

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1 to the Registrant’s Annual Report on Form 20-F (File No. 1-32846) filed on May 8, 2009)

4.2	Amended and Restated Deposit Agreement, dated November 28, 2006, between the Registrant and The Bank of New York Mellon (incorporated by reference to Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F (File No. 1-32846) filed on May 3, 2007)

4.3*	Specimen of certificate representing the Registrant’s Ordinary Shares

5.1	This Registration Statement relates only to previously issued Ordinary Shares. As a result, no opinion with respect to the validity of the Ordinary Shares registered hereunder is required.

5.2	In lieu of an IRS determination letter that the Oldcastle Materials, Inc. Retirement Savings Plan and the Oldcastle Precast, Inc. Profit Sharing Retirement Plan and Trust are qualified under Section 401 of the Internal Revenue Code, the Registrant hereby undertakes that it will submit or has submitted such plans and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans.

23.1*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature page hereto)

99.1*	Oldcastle Materials, Inc. Retirement Savings Plan

99.2*	Oldcastle Precast, Inc. Profit Sharing Retirement Plan and Trust

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to be believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, country of Ireland, on this 24th day of February, 2010.

CRH PUBLIC LIMITED COMPANY

By:	/s/ K. McGowan
K. McGowan
Chairman

Each person whose signature appears below constitutes and appoints Michael G. O’Driscoll his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on 24th day of February, 2010.

Signature	Title

/s/ K. McGowan K. McGowan	Chairman of the Board

/s/ M. Lee M. Lee	Director and Chief Executive Principal Executive Officer

/s/ G. Culpepper G. Culpepper	Director and Finance Director Principal Financial and Accounting Officer

/s/ A. Manifold A. Manifold	Director and Chief Operating Officer

/s/ M.S. Towe M.S. Towe	Director and Chief Executive Officer Oldcastle, Inc.

/s/ W. P. Egan W. P. Egan	Non-Executive Director

/s/ U-H. Felcht U-H. Felcht	Non-Executive Director

/s/ J. M. de Jong J. M. de Jong	Non-Executive Director

/s/ N. Hartery N. Hartery	Non-Executive Director

/s/ J. W. Kennedy J. W. Kennedy	Non-Executive Director

/s/ T. V. Neill T. V. Neill	Non-Executive Director

/s/ D. N. O’Connor D. N. O’Connor	Non-Executive Director

/s/ J. M. C. O’Connor J. M. C. O’Connor	Non-Executive Director

/s/ W. I. O’Mahony W. I. O’Mahony	Non-Executive Director

/s/ M. O’Driscoll M. O’Driscoll	Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on April 2, 2010.

OLDCASTLE MATERIALS, INC. RETIREMENT SAVINGS PLAN

By:	/s/ Michael G. O’Driscoll
Michael G. O’Driscoll
Chief Financial Officer

OLDCASTLE PRECAST, INC. PROFIT SHARING RETIREMENT PLAN AND TRUST

By:	/s/ Michael G. O’Driscoll
Michael G. O’Driscoll
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1 to the Registrant’s Annual Report on Form 20-F (File No. 1-32846) filed on May 8, 2009)

4.2	Amended and Restated Deposit Agreement, dated November 28, 2006, between the Registrant and The Bank of New York Mellon (incorporated by reference to Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F (File No. 1-32846) filed on May 3, 2007)

4.3*	Specimen of certificate representing the Registrant’s Ordinary Shares

5.1	This Registration Statement relates only to previously issued Ordinary Shares. As a result, no opinion with respect to the validity of the Ordinary Shares registered hereunder is required.

5.2	In lieu of an IRS determination letter that the Oldcastle Materials, Inc. Retirement Savings Plan and the Oldcastle Precast, Inc. Profit Sharing Retirement Plan and Trust are qualified under Section 401 of the Internal Revenue Code, the Registrant hereby undertakes that it will submit or has submitted such plans and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans.

23.1*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature page hereto)

99.1*	Oldcastle Materials, Inc. Retirement Savings Plan

99.2*	Oldcastle Precast, Inc. Profit Sharing Retirement Plan and Trust

*	Filed herewith